Exhibit 10.70

HIBERNIA

[DATE]

[NAME]
[ADDRESS]

Re: Notice and Acceptance of Director’s Grant of Nonqualified Stock Option

Grant No. _____

Dear [NAME]:

        Under the terms of the Hibernia Corporation (the “Company”) 2003 Long-Term Incentive Compensation Plan (the “Plan”), you are hereby granted an option to purchase shares of the Company’s no par value Class A voting common stock (the “Common Stock”). This letter is intended to provide you with notice of the terms and conditions applicable to your grant. By execution below, you acknowledge that the following grant satisfies the Company’s obligations under section 10.2 of the Plan, and you agree to be bound by the terms and conditions described herein. Unless defined below, capitalized terms used herein shall have the meanings ascribed to them in the Plan.

    1.        Grant. Effective as of [DATE] (the “Grant Date”), you are granted a Nonqualified Stock Option (the “Option”) to purchase from the Company 5,000 shares of Common Stock at an exercise price of [PRICE] per share, which is the Fair Market Value of the Common Stock as of the Grant Date (as calculated under the Plan), as such number of shares and/or exercise price may be adjusted from time to time pursuant to the terms of the Plan.

    2.        Vesting; Exercise. The Option is fully vested and immediately exercisable.

    3.        Expiration of Option. The Option granted hereunder will remain exercisable during the period of your service as a member of the Board of Directors and will expire ten years from the Grant Date (the “Expiration Date”). If you cease to serve as a member of the Board prior to the Expiration Date, the Option granted hereunder will be exercisable as follows:

a.

If you cease to serve as a member of the Board on account of your Retirement, death or Disability, the Option granted hereunder will remain exercisable until the earlier of (i) the lapse of the three-year period following your cessation of service as a member of the Board, or (ii) the Expiration Date.

b.

If you cease to serve as a member of the Board for any other reason, the Option granted hereunder will remain exercisable until the earlier of (i) the lapse of the 90-day period following your cessation of service, or (ii) the Expiration Date.

    4.        Manner of Exercise. The Option granted hereunder shall be exercised, in whole or in part, by providing written notice to the Board Governance Committee (or its designee), which notice shall specify the number of shares of Common Stock to be purchased and be accompanied by the full exercise price for such shares. You can pay the exercise price in the form of cash or cash equivalents and/or by delivery of shares of Common Stock that you have owned for at least six months or that you acquired on the open market. Common Stock tendered in payment of the option price shall be valued at the Fair Market Value (as calculated under the Plan) as of the date of exercise. You can also pay the exercise price through a broker assisted transaction as authorized by the Plan, provided that the proceeds thereof are applied to the payment of the exercise price and provided further that such a transaction is then permissible under applicable law and has been authorized by the Board Governance Committee. The Company may, in its discretion, require that you furnish the Company with an opinion of counsel acceptable to the Company that the transaction is permissible under applicable law.

        Delivery of certificates representing shares of Common Stock will be made by the Company promptly after receipt of your notice of exercise and payment in full of the exercise price; provided, however, that the Company’s obligation to deliver certificates to you may be postponed, in the sole discretion of the Board Governance Committee, for any period necessary to list, register or otherwise qualify the shares under applicable Federal or state securities laws. No fractional shares will be issued pursuant to the exercise of this option.

    5.        Transferability of Options. Except as expressly provided herein, your Option is not subject in any manner to sale, transfer, pledge, assignment or other encumbrance or disposition, whether by operation of law or otherwise and whether voluntarily or involuntarily, except by will or the laws of descent and distribution.

        If you cease to serve as a member of the Board on account of your death prior to your exercise of the Option granted hereunder and prior to the Expiration Date, the Option may be exercised by the executor(s) or administrator(s) of your estate or by the person designated by will or entitled by the laws of descent and distribution.

        With the prior consent of the Board Governance Committee, the Option granted hereunder can be transferred to members of your immediate family, any trust for the benefit of you or your immediate family members, and/or partnerships or other entities whose partners, members or shareholders are you and/or your immediate family members. For purposes of this paragraph 5, the term “immediate family” shall have the meaning ascribed to such term in Rule 16a-1(e) promulgated under the Exchange Act. As a condition to any such transfer, you and your transferees will be required to enter into a written agreement with the Company acknowledging that the transferred Option is subject to the provisions of the Plan, this agreement, and such additional terms and conditions as the Board Governance Committee may deem necessary or appropriate.

    6.        Shareholder Rights. Prior to the issuance of shares of Common Stock hereunder, you will have no rights as a shareholder of the Company with respect to the shares subject to the Option granted hereunder. Until such time, you will not be entitled to dividends or distributions with respect to the option shares or to vote such shares on any matter submitted to the shareholders of the Company.

    7.        Limitations on Transfer of Common Stock. Common Stock that you acquire upon the exercise of the Option granted hereunder will be subject to a prohibition on sale, assignment, pledge, mortgage, transfer, alienation or other disposition for one year, measured from the exercise date of the Option. If you cease to serve as a member of the Board of Directors on account of your Retirement, death or Disability during such one-year period, the prohibition on transfer or disposition will lapse when your service ends.

    8.        Change of Control. In the event of a Change of Control, the Option granted hereunder will remain exercisable until the later of (a) the six-month period following such Change of Control, or (b) the period described in Section 3 hereof, but in no event after ten years from the Grant Date.

    9.        Additional Requirements. You acknowledge that Common Stock acquired hereunder may bear such legends as the Company deems appropriate, whether to comply with applicable Federal or state securities laws or the terms of the Plan. In connection therewith and prior to the issuance of such shares, you may be required to deliver to the Company such other documents as may be reasonably required to ensure compliance with applicable Federal or state securities laws or with such representations as the Board Governance Committee deems necessary.

    10.        Plan and Available Information. The Option granted hereunder is subject to additional terms and conditions set forth in the Plan and to any rules and regulations established by the Board Governance Committee of the Board of Directors of the Company.

Very truly yours, HIBERNIA CORPORATION By: [NAME] [TITLE]

ACKNOWLEDGMENT AND AGREEMENT

        I acknowledge that the Option to acquire shares of Common Stock granted hereunder satisfies the Company’s obligations under Section 10.2 of the Plan. I further acknowledge that I have received a copy of the Plan and a prospectus containing additional information about the Plan. I understand that the Option granted hereunder is subject to such additional terms and conditions as may be imposed under the terms of the Plan, in addition to the terms and conditions of this agreement.

[NAME] Date: